EXHIBIT 10.42

                                       TO

                       REGISTRATION STATEMENT ON FORM SB-2



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                  EMPLOYMENT AGREEMENT WITH H. MICHAEL LAYBOURN

                         MENDOCINO BREWING COMPANY, INC.

                              EMPLOYMENT AGREEMENT

                          ---------------------------

This Agreement is entered into at Hopland, California as of October 17, 1996 between MICHAEL LAYBOURN ("Employee") and MENDOCINO BREWING COMPANY, INC., a California corporation (the "Company"), and is as follows:


                        1. DUTIES AND SCOPE OF EMPLOYMENT

1.1.     Position.
The Company shall continue to employ Employee under the terms of this Agreement in the position of President and Chief Executive Officer. Employee shall be the principal executive officer of the Company, shall have full responsibility for managing the Company, and shall report directly to the Board of Directors of the Company.

1.2.     Obligations.
During the term of this Agreement, Employee shall devote substantially most of Employee's business efforts and time to the Company. The foregoing shall not, however, preclude Employee from engaging in appropriate civic, charitable, industry, or religious activities, consistent with Employee's past practices, or from devoting a reasonable amount of time to private investments, as long as such activities do not interfere or conflict with Employee's responsibilities to the Company or are inconsistent with the Company's policies, as established by the Board of Directors in writing from time to time.

1.3.      Director.
Employee shall remain a member of the Company's Board of Directors. As long as Employee serves as an officer of the Company, Employee shall be nominated to serve on the Board of Directors in connection with any meeting to elect the same.


                                 2. COMPENSATION

2.1.     Base Salary.
The Company shall pay Employee a base salary ("Base Compensation") of $89,016 per year, payable in accordance with the Company's payroll policies. The Board of Directors or a committee thereof shall review Employee's performance and the Company's financial and operating results on at least an annual basis and may increase Employee's base salary as the Board or Committee deems appropriate based on such review.

2.2.     Bonus.
The Compensation Committee shall establish a bonus pool for each fiscal year of the Company during which Employee is employed by the Company. Employee shall be entitled to receive a bonus under the pool if Employee and/or the Company achieve certain specified business



EXHIBIT 10.42
objectives as determined by the Compensation Committee and communicated to and accepted by Employee in writing within the first ninety (90) days after the beginning of the fiscal year. Employee shall not withhold acceptance unreasonably. The Compensation Committee shall specify objectives that (a) are reasonably attainable, (b) are not probable of attainment without significant effort, and (c) reflect or indicate that value has been created for the shareholders. The Compensation Committee shall have the discretion to award bonuses regardless of whether previously specified objectives are not realized if, as a result of Employee's efforts or leadership, the Company has achieved other goals that reflect or indicate that value has been created for the shareholders. The amount of the annual bonus for which Employee shall be eligible shall not be less than 50% of Employee's Base Salary.

2.3.     Stock Option.
Pursuant to the Company's 1994 Stock Option Plan, Employee shall receive a stock option ("Option") in the form prescribed by the Option Plan to purchase up to 20,000 shares of the Company's Common Stock made available for purchase under the Plan at an exercise price equal to $9.2125 per share (the "Option Shares"). The Option shall become exercisable at a rate of 1 2/3% per entire month beginning as of the date of this Agreement. The Option shall be an incentive stock option to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended.

2.4.     Employee Benefits.
During Employee's employment, Employee shall be entitled to the full benefits for which Employee is eligible under the employee benefit plans and executive compensation programs maintained by the Company, including without limitation pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, health, accident, and other insurance programs, paid vacations and sabbaticals, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question.

2.5.     Vacation/Personal Time Off.
Employee shall continue to accrue vacation/personal time off at the rate at which Employee accrued vacation/personal time off immediately before the date of this Agreement.

2.6.     Business Expenses and Travel.
During Employee's employment, Employee shall be authorized to incur necessary and reasonable travel, entertainment, and other business expenses in connection with Employee's duties. The Company shall reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

2.7.     Insurance.
Provided that Employee is insurable at a reasonable cost, during Employee's employment, the Company shall provide for Employee, and pay all premiums for,
(a) an insurance policy on Employee's life, with a death benefit of $200,000, and Employee shall be permitted to designate all beneficiaries for said policy; and (b) disability insurance with a monthly benefit to Employee in the maximum amount permissible under such policies. The Company shall permit Employee



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to assume such policies at  Employee's  expense  following  any  termination  of
Employee's employment.

2.8.     Return of Company Property.
Upon the termination of employment, or whenever requested by Company, Employee shall immediately deliver to the Company all property in Employee's possession or under Employee's control belonging to the Company.


                             3. TERM AND TERMINATION

3.1.     Term of Employment.
         3.1.1.    Basic Rule.
         The Company shall continue Employee's employment, and Employee shall remain in the employ of the Company, until Employee's employment terminates pursuant to the provisions of this Agreement.

         3.1.2.    "At Will" Employment.
         Except as otherwise provided in this Agreement, Employee's employment with Company is "at will" and the Company may terminate Employee's employment at any time, for any reason or for no reason. Any oral or written statements to the contrary are not binding upon the Company.

3.2.     Death or Disability.
"Disability" means Employee's inability, at the time notice is given, to perform Employee's duties under this Agreement for a period of not less than six (6) consecutive months as the result of Employee's incapacity due to physical or mental illness. Upon termination of Employee's employment because of Employee's death or Disability, Employee shall receive payments as provided in the Company's benefit and insurance plans provided or required to be provided to Employee pursuant to this Agreement.

3.3.     Voluntary Termination and Termination for Cause.
         3.3.1.    Voluntary Termination.
         "Voluntary Termination" means any termination of employment with the Company unless the termination (a) is for Cause (as defined below), (b) results from a Change in Control (as defined in subsection 3.5.1), (c) occurs within one year after a Change in Control, or (d) results from Employee's death or Disability, or (d) occurs within three (3) months after a Constructive Termination (as defined in subsection 3.4.1).

         3.3.2.    Cause.
         "Cause" means (a) an act or acts of dishonesty undertaken by Employee and intended to result in substantial gain or personal enrichment of Employee at the expense of the Company, or (b) willful, deliberate, and persistent failure by Employee to perform the duties and obligations of Employee's employment which are not remedied in a reasonable period of time after receipt of written notice from the Company.

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         3.3.3.    Voluntary Termination.
         Employee may terminate Employee's employment voluntarily giving the Company thirty (30) days' advance notice in writing. No termination of employment occurring within three (3) months following a Constructive Termination shall be deemed a Voluntary Termination unless agreed to in a writing signed by the Employee which states the value of any rights under this Agreement surrendered by Employee and supported by separate consideration of at least $5,000.

3.4.     Constructive and Other Termination.
         3.4.1.    Constructive Termination.
         "Constructive Termination" means:

         (a) a reduction in Employee's salary or a material reduction in benefits not agreed to by Employee (except in connection with a decrease to be applied because the Company's performance has decreased and which is also applied on a comparable basis to other officers, and excluding the substitution of substantially equivalent compensation and benefits);

         (b) Employee's removal from or failure to be reelected to the Company's Board of Directors over Employee's objection;

         (c) a change in Employee's position as set forth in Section 1.1 over Employee's objection, unless such change occurs within 3 months after the end of a fiscal year in which Employee has failed to meet the objectives established for Employee by the Compensation Committee pursuant to Section 2.2 for that year; or

         (d) a material change in Employee's responsibilities over Employee's objection, unless such change occurs within 3 months after the end of a fiscal year in which Employee has failed to meet the objectives established for Employee by the Compensation Committee pursuant to Section 2.2 for that year.

         3.4.2.    Other Termination.
         "Other Termination" means termination of employment with the Company for any reason other than (a) Cause, (b) Constructive Termination, (c) Employee's death or Disability, or (d) Voluntary Termination.

         3.4.3.    Severance Payment.
         Upon any Constructive Termination or Other Termination, the Company shall continue to pay to Employee Employee's Base Compensation for thirty-six (36) months following the date Employee stops providing full-time services to the Company. Base Compensation shall be determined with reference to the Base Compensation in effect for the month in which Employee stops providing full-time services, and shall be paid in accordance with the Company's then-current policies for payroll, as though Employee were still employed by the Company.

         3.4.4.    Acceleration and Extension of Stock Option.
         Upon any Constructive Termination or Other Termination, the Option shall become immediately exercisable in full. To the extent that the Option is not exercised within the


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         time  following  termination  of  employment  specified  in the written option  agreement,  the  Option  shall  remain  exercisable  as  though
         Employee's  option  had  not  terminated.   In  addition,  in  lieu  of
         exercising the Option for the consideration specified in the option agreement, Employee may from time to time convert the Option, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares otherwise issuable upon exercise of the Option minus the aggregate exercise price of such shares by (b) the fair market value of one share. Fair market value shall be deemed to be the closing price of the Company's common stock on the stock exchange on which the shares are traded as of the last trading day before Employee exercises the Option.

         3.4.5.    Continuation of Benefits.
         Upon any Constructive Termination or Other Termination, Employee shall be entitled to receive the same employment benefits during the time Employee is receiving payments pursuant to subsection 3.4.3 as though Employee were still employed by the Company, except that Employee shall not accrue any vacation pay, personal time off, or compensation under any ERISA or ERISA-type plan after termination of employment.

         3.4.6.    Registration Rights.
         Upon any Constructive Termination or Other Termination, Employee shall have unlimited piggyback registration rights, two (2) demand registration rights, and unlimited S-3 registration rights, at the expense of the Company, in such form, on such terms, and subject to such conditions as are customarily granted to the most well-known venture capitalists in the portions of the San Francisco Bay Area known as "Silicon Valley" as of the date of termination.

         3.4.7.    Beverage Allowance.
         Upon any Constructive Termination or Other Termination, the Company shall provide to Employee, without further charge, one case of the Company's beverages per week, delivered within the continental United States, as Employee may request, for the remainder of Employee's life. Employee must renew the request annually. This right is personal and not transferable, and the request may not be made by a guardian, custodian, personal representative, attorney at law, attorney in fact, or other proxy on Employee's behalf, or in circumstances where Employee is incapable of consuming malt beverages personally.

3.5.     Termination Resulting from Change of Control.
         3.5.1.    Change in Control.
         "Change in Control" means (a) any merger or consolidation of the Company with, or any sale of all or substantially all of the Company's assets to, any other corporation or entity, unless as a result of such merger, consolidation, or sale of assets the holders of the Company's voting securities prior thereto hold at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving or successor corporation or entity after such transaction, or
         (b) the acquisition by any Person as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, or in ss.280G of the Internal Revenue

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         Code of 1986, as amended, and the regulations thereunder),  directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities, or (c) any sale of a substantial portion (as "substantial portion" is used and interpreted in ss.280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) of the Company's assets to any other corporation or entity, or (d) the replacement of a majority of the members of the Company's Board of Directors during any twelve month period by directors whose appointment or election was not endorsed by a majority of the then authorized Board members before the date of said appointment or election.

         3.5.2.    Additional Payment.
         If the Company terminates Employee's employment without Cause as a result of, or within one year after, a Change in Control, the Company shall pay Employee, in addition to any and all other compensation and benefits then due Employee, the sum of $500,000. The Company shall pay said termination compensation to Employee at the same time as Employee receives any other compensation then due Employee, or within three business days after Employee's employment terminates, whichever is earlier.

3.6.     Benefit Rollover.
Upon termination of Employee's employment with Company, Employee shall have the right to roll over or otherwise convert any amounts attributable to Employee in any of Company's deferred compensation, insurance, or other benefit plans to other such plans as may be allowed by such plans and applicable law. The Company shall have no obligation to inform Employee of any rights or responsibilities Employee may have in connection with converting, rolling over, or continuing benefits under, such plans, except as may be required under applicable law.

3.7.     Compliance with Internal Revenue Code ss.280G.
The Company may defer, and at the written request of Employee shall defer, the amount of any payment pursuant to this Agreement (a "Deferred Amount") which if and when paid will constitute an "excess parachute payment" (as defined in ss.280G of the Internal Revenue Code of 1986, as amended) subject to material adverse federal or state income tax consequences to the person initiating the deferral, after taking into account the known facts and circumstances at the time of the payment ("EPP"). The Company shall give Employee reasonable advance written notice of any planned deferral, but failure to give such notice shall not restrict the Company's ability to make the deferral. The Deferred Amount shall be payable, without interest, in one or more installments at such time or times that no portion of the installment will constitute EPP. The Company shall restructure the obligations of the Company under this Agreement in a manner requested in writing by Employee if no portion of the restructured payments will constitute EPP and the restructure does not materially increase any adverse effect the Company's obligations under this Agreement may have on the current or future net worth or net income (both determined in accordance with generally accepted accounting principles consistently applied) or cash flow of the Company.


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                                4. MISCELLANEOUS

4.1.     Further Matters.
Each party agrees to perform such additional acts and execute such additional documents as are necessary or appropriate to carry out this Agreement.

4.2.     Successors and Assigns.
         4.2.1.    Generally.
         This Agreement shall bind, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         4.2.2.    Company's Successors.
         Any successor to the Company (whether directly or indirectly and whether by purchase, lease, merger, consolidation, liquidation, or otherwise to all or substantially all of the Company's business and/or assets) shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include without limitation any successor to the Company's business and/or assets which executes and delivers an assumption agreement or which becomes bound by this Agreement by operation of law.

         4.2.3.    Employee's Successors.
         This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

         4.2.4.    No Assignment of Benefits.
         The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation bankruptcy, garnishment, attachment, or other creditor's process, and any action in violation of this subsection 4.2.4 shall be voidable at the option of the Company.

4.3.     No Third-Party Beneficiaries.
Except as expressly provided in this Agreement,  nothing in this Agreement shall
(a) confer any rights or remedies on any persons other than the parties and their respective successors and assigns, (b) relieve or discharge the obligation of any third person to any party, or (c) give any third person any right of subrogation or action against any party.

4.4.     Notice.
Any notice, instruction, or communication required or permitted to be given under this Agreement to any party shall be in writing (which may include telecopier or other similar form of reproduction followed by a mailed hard copy, but not electronic mail) and shall be deemed given when actually received or, if earlier, five days after deposit in the United States Mail by certified or express mail, return receipt requested, postage prepaid, addressed to the principal office of such party or to such other address as such party may request by written notice. Each party shall


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make an ordinary, good faith effort to ensure that the person to be given notice actually receives such notice. Each party shall ensure that the other parties to this Agreement have a current address, fax number, and telephone number for the purpose of giving notice.

4.5.     Governing Law.
The rights and obligations of the parties shall be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

4.6.     Jurisdiction and Venue.
The parties hereto consent to the jurisdiction of all federal and state courts in California, and agree that venue shall lie exclusively in Mendocino County, California.

4.7.     Entire Agreement.
This Agreement constitutes the entire agreement between the parties with respect to the employment of Employee and the covenants contained in this Agreement, and there have been, and there are now, no agreements, representations, or warranties among the parties other than those set forth herein or herein provided for. Employee agrees that the remedies specified in this Agreement shall be liquidated damages for any claim by Employee that the Company has wrongfully terminated Employee's employment with the Company. In addition, Employee hereby waives any right Employee may have to seek involuntary dissolution of the Company pursuant to California Corporations Code ss.1800, and shall not join with any other shareholders of the Company to seek such relief.

4.8.     Amendments, Waivers, and Consents.
This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by the parties or as otherwise provided in this Agreement. Either party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but except as provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing. For the protection of all parties, amendments, waivers, and consents that are not in writing and executed by the party to be bound may be enforced only if they are detrimentally relied upon and proved by clear and convincing evidence. Such evidence may not include the alleged reliance.

4.9.     Specific Performance.
The parties hereby declare that it is impossible to measure in money the damages that will result from a failure to perform any of the obligations under this Agreement. Therefore, each party hereto shall be entitled as a matter of right to injunctive and other relief to enforce the provisions of this Agreement. Each party hereto waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions.


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4.10.    Dispute Resolution.
         4.10.1.   Notice.
         A party who desires money damages or equitable relief from the other party because of a claim relating to the subject matter of this Agreement shall give written notice to the other party of the facts constituting the breach or default (a "Dispute Notice"). This Section
         4.10 is intended to cover all aspects of the relationship between the parties with respect to the subject matter of this Agreement, including any claims based on tort or other theories. Any additional claims the parties have against each other shall also be subject to this Section 4.10.

         4.10.2.   Negotiation.
         For fifteen (15) days following delivery of a Dispute Notice (the "Negotiation Period") the parties shall negotiate to resolve the dispute in good faith.

         4.10.3.   Mediation.
         After the end of the Negotiation Period, either party may request non-binding mediation with the assistance of a neutral mediator from a recognized mediation service. The party requesting the mediation shall arrange for the mediation services, subject to the approval of the other party which the other party shall not withhold unreasonably. Mediation shall take place in Mendocino County, California. Mediation may be scheduled to begin any time after expiration of the Negotiation Period, but with at least 10 days notice to all parties. The parties shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute. The party's shall share the cost of mediation except as provided elsewhere in this Agreement.

         4.10.4.   Arbitration.
         If thirty (30) days after beginning mediation the parties have not resolved the dispute, either party may submit the dispute to final and binding arbitration pursuant to the commercial rules of the American Arbitration Association. The arbitrator(s) shall apply the substantive law of the State of California to the dispute, and shall have the power to interpret such law to the extent it is unclear. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. At the election of any party, arbitration shall be conducted by three neutral arbitrators appointed in accordance with the commercial rules of the American Arbitration Association if (a) the amount in controversy is greater than $50,000 (exclusive of interest and attorney's fees), or (b) a party sought to be enjoined disputes that he or it has engaged in, or asserts that he or it should be able to engage in, the actions sought to be enjoined. In all other cases, the matter shall be arbitrated by a single neutral arbitrator. The parties surrender and waive the right to submit any dispute to a court or jury, or to appeal to a higher court. There shall be no arbitration of any claim that would otherwise be barred by a statute of limitations if the claim were to be brought in a court of law. The arbitrator shall not have the power to award punitive, consequential, indirect, or special damages. The arbitrators shall have the power to determine what disputes between the parties are the proper subject of arbitration.

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         4.10.5.   Costs and Attorney's Fees.
         If the arbitrator determines that the actions of a party or its counsel have unreasonably or unnecessarily delayed the resolution of the matter, the arbitrator may in its discretion require such party to pay all or part of cost of the mediation and arbitration proceedings payable by the other party and may require such party to pay all or part of the attorney's fees of the other party. This provision permits an award of attorney's fees against a party regardless of which party is the prevailing party. Otherwise, the parties shall share bear the costs of arbitration equally.

         4.10.6.   Enforcement.
         The award of the arbitrator shall be enforceable according to the applicable provisions of the California Code of Civil Procedure, sections 1280 et seq. A party who fails to participate in a negotiation, mediation, or arbitration instituted under this Section 4.10, or who admits to liability and the amount of damage, shall be deemed to have defaulted. Such default may be entered and enforced the same manner as a default in a civil lawsuit.

4.11.    Headings.
The subject headings of the Articles, Sections, and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

4.12.    Counterparts.
This Agreement may be executed in two or more counterparts by signing and delivering the signature page hereto. Each such counterpart shall be an original and together with the other counterparts shall be deemed one document.

4.13.    Role of Company Counsel.
Employee acknowledges that Enterprise Law Group, Inc., counsel to the Company, has not represented Employee in connection with any aspect of this Agreement, and has not undertaken to perform any services on behalf of Employee. Employee has obtained any desired legal advice from separate counsel of his own choosing or has freely chosen not to do so.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

"COMPANY"                                            "EMPLOYEE"

Mendocino Brewing Company, Inc.,
a California corporation




By     /s/  Norman Franks                              /s/ Michael Laybourn
       -----------------------------------             -------------------------
            Norman Franks, Vice President                  Michael Laybourn



EXHIBIT 10.42
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